EXHIBIT 10(e)

Acxiom Corporation

FY2007 Leadership Compensation Plan

For Leaders with a Company

Operating Income Target

Part One

1.1 Base Compensation

Base compensation represents your salary that is paid semi-monthly.

1.2 Variable Compensation

A variable compensation opportunity reflecting a designated percentage of base pay is available through attainment of company operating income targets. Up to 60% of this opportunity is payable after the close of the fiscal year. For FY07, a retention bonus of 10% of the total company operating income variable compensation opportunity will be paid each quarter (40% for the year), bringing the total company operating income variable compensation payment to 100% of opportunity. Payments will be made within 60 days of the end of each quarter and the end of the fiscal year, subject to completion of quarterly or annual audit.

1.3 Funding

Funding beyond the 40% in quarterly retention bonuses begins when operating income, before additional company operating income variable compensation is paid or accrued, reaches $189,614,000. This Company operating income target is calibrated to the midpoint of the Acxiom Financial Roadmap. As Acxiom’s operating income increases, the variable compensation funding increases as follows:

FY Operating Income Before Variable Compensation Paid	% of Variable Compensation Funded
N/A	40%
$190,914	50%
$192,214	60%
$193,514	70%
$194,814	80%
$196,114	90%
$197,414	100%

Once Acxiom reaches the midpoint of its Financial Road Map, an additional compensation pool will accrue at a rate of 30% of each additional dollar of company operating income attained. Any funding above the midpoint is subject to Company Internal Compensation Committee approval.

Part Two

2.1 Terms & Conditions

•	This plan is for FY2007 only. Provisions may or may not carry over to the next year.
•	This plan does not alter an associate’s at-will status, nor does it create, imply or mean to imply a term of employment or a contract for continued employment.
•

The version of this plan posted online on the Planet will be used as the controlling document. It is the associate’s responsibility to review revisions announced in writing and subsequently posted on the Planet.

•	Payments are contingent on employment with Acxiom on the date of payment, unless otherwise specified by law.
•	Leaders new to the plan are eligible to participate in the Plan beginning with the next full month after their leadership appointment and are eligible to receive a prorated payout for that quarter.
~~•~~

For current leaders, the variable opportunity will be calculated based on base pay as of April 1, 2006. In the event base pay is adjusted in the first half of the fiscal year, variable opportunity will be recalculated and pro-rated for the remainder of the fiscal year.

~~•~~	In the event of retirement, layoff, or death, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period.
~~•~~

Leaders on an approved leave of absence (STD, FMLA, military, jury, or approved unpaid leave) are eligible to participate if they worked any portion of the plan period, and are eligible to receive a prorated payout based on the actual time worked.

•	The plan is administered by the Corporate Internal Compensation Committee, which is authorized to modify or discontinue the plan as it deems necessary.

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